UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 23, 2014

First Financial Northwest, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-3365	26-0610707
State or other jurisdiction of Incorporation	Commission File Number	(I.R.S. Employer Identification No.)

201 Wells Avenue South, Renton, Washington		98057
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code) (425) 255-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)(3)Compensatory Arrangements of Certain Officers – Employment Agreements and Change in Control Agreements

On May 23, 2014, First Financial Northwest, Inc.’s (the “Company”) financial institution subsidiary, First Savings Bank Northwest (“Bank”), entered into a change in control severance agreement with Ronnie J. Clariza, Senior Vice President and Chief Risk Officer of the Bank.  The material terms of the change in control severance agreement are summarized below and the agreement is furnished and attached hereto as Exhibit 10.1 and incorporated herein by reference.

The change in control severance agreement for Mr. Clariza (the “employee”) is effective on May 23, 2014 (the “Effective Date”) and has an initial three-year term from the Effective Date until May 23, 2017.  The agreement is renewable for an additional one-year period on each anniversary thereafter the Effective Date, provided that within 90 days prior to that date the Board of Directors of the Bank does not inform the employee that the agreement will not be extended.

If within 12 months following a change in control (as defined in the agreement), the employee's employment is terminated without cause, or the employee voluntarily terminates employment on account of being assigned duties inconsistent with his or her initial position, duties and responsibilities, or upon the occurrence of certain events described in the agreement (“Involuntary Termination”), the Bank shall (1) pay the employee his salary, including the pro rata portion of any incentive award, through the date of termination of employment; (2) continue to pay, for the remaining term of the agreement, for the life, health and disability coverage that is in effect with respect to the employee and his eligible dependents; and (3) within 25 days of the date of termination of employment make a cash lump sum payment to the employee equal to one times the employee's annual base salary determined as of the date of termination of employment (disregarding any incentive or other extraordinary compensation). No benefit shall be paid if the employee's date of termination occurs before the effective time of the change in control or if the employee is terminated for cause.

The agreement provides that to the extent the value and amounts of benefits under the agreement, together with any other amounts and the value of other benefits received by the employee in connection with a change in control would cause any amount to be non-deductible pursuant to Section 280G of the Internal Revenue Code, then the amounts and benefits under the agreement will be reduced to the extent necessary to avoid the non-deductibility of any such amounts and benefits under Section 280G.  Benefits under the agreements also may be suspended, reduced or eliminated to comply with other regulatory requirements referred to in the agreements.

The agreement includes non-solicitation provisions that restrict the employee for a one-year period following termination of the agreement, from soliciting customers (as defined in the agreement) of the Company, the Bank, or a consolidated subsidiary; or from soliciting or recruiting employees (as defined in the agreement) of the Company, the Bank, or a consolidated subsidiary.  The agreement also includes confidentiality restrictions for a one-year period following termination of the agreement.

The foregoing description of the change in control severance agreement does not purport to be complete and is qualified in its entirety by reference to the change in control severance agreement, a copy of which is furnished as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits

The following exhibit is being furnished herewith and this list shall constitute the exhibit index:

10.1       Change in Control Severance Agreement by and between First Savings Bank
Northwest and Ronnie J. Clariza

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST FINANCIAL NORTHWEST, INC.

DATE: May 28, 2014	By: /s/Joseph W. Kiley III
Joseph W. Kiley III
President and Chief Executive Officer